Exhibit 99.1

This Proxy Form is solicited by the Board of Directors of

Ohio County Bancshares, Inc.

(Please date, mark, sign and return immediately)

OHIO COUNTY BANCSHARES, INC.

Beaver Dam, Kentucky

The undersigned hereby appoints Hayward Spinks or Martha Clark, or any one of them (with full power to act alone), my proxy, each with the power to appoint his or her substitute, to represent me to vote all of the Corporation’s common stock which I held of record or am otherwise entitled to vote, at the close of business on             , 2007, at a special meeting of shareholders to be held on                     , at     :00 p.m., central time, and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1. Proposal To Approve the Agreement and Plan of Merger, dated June 16, 2007, by and among Ohio County Bancshares, Inc., Kentucky Trust Bank, Porter Bancorp, Inc., and PBIB Corporation, Inc.

             FOR                         AGAINST                         ABSTAIN

2. Other Business. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the Special Meeting or any adjournment thereof.

We recommend a vote “FOR” Item 1.

This proxy form will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy form will be voted “FOR” Item 1.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation or other entity, please sign full corporate name by an authorized officer. If a partnership, please sign partnership name by authorized person.

Signature

Additional signature if held jointly

Dated:             , 2007